Exhibit 99.2
Whitney Elects Blossman and Hall Directors
NEW ORLEANS, Dec 18, 2008 (GlobeNewswire via COMTEX News Network) — The Board of Directors of Whitney Holding Corporation (Nasdaq:WTNY) elected A.R. Blossman, Jr. and Terence E. Hall directors of the company.
Mr. Blossman served as Chairman of the Board of Parish National Bank from 1968 and as a director of Parish National Corporation from 2004 until Parish National Corporation merged with Whitney on November 7, 2008. Mr. Blossman is a partner in Corporate Plaza Partnership, manager of ARB Aviation, L.L.C. and is part owner of Abita Brewing Company.
Mr. Hall has served as the Chairman of the Board, CEO and a Director of Superior Energy Services, Inc. since December 1995. From December 1995 until November 2004, Mr. Hall also served as Superior Energy Services’ President. Superior Energy Services has over $2 billion in assets and is a leading provider of specialized oilfield services and equipment, focusing on serving the production-related needs of oil and gas companies in the Gulf of Mexico.
“Both Fred and Terry will be valuable additions to our Board of Directors,” said John C. Hope, IIII, Chairman and CEO. “As a lifelong banker on the northshore, Fred will continue serving the community and his appointment demonstrates Whitney’s ongoing commitment to the market. As the successful CEO of a NYSE-listed energy services company, Terry will provide additional insight into one of Whitney’s most important lines of business. I am glad to have them both join our organization.”
Messrs. Blossman and Hall will serve as directors until the Company’s next annual meeting at which time it is expected they will stand for re-election by the Company’s shareholders.
Whitney Holding Corporation, through its banking subsidiary Whitney National Bank, serves the five-state Gulf Coast region stretching from Houston, Texas; across southern Louisiana and the coastal region of Mississippi; to central and south Alabama; the panhandle of Florida; and the Tampa Bay metropolitan area of Florida. (WTNY-G)
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SOURCE: Whitney Holding Corporation
Whitney Holding Corporation
                    Trisha Voltz Carlson
                    504/299-5208
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